Exhibit 99.1

CSS Industries, Inc. Reports Sales and Earnings for the Nine Months and Quarter Ended December 31, 2007

PHILADELPHIA--(BUSINESS WIRE)--CSS Industries, Inc. (NYSE:CSS) announced today the results of operations for the nine months and third quarter ended December 31, 2007. For the nine months ended December 31, 2007, sales decreased by 9% to $441,854,000 from $485,428,000 in 2006 while net income increased 8% to $31,962,000, or $2.88 per diluted share compared to prior year net income of $29,486,000, or $2.71 per diluted share. For the quarter ended December 31, 2007, sales decreased by 16% to $222,170,000 from $264,065,000 in the prior year. Net income for the quarter decreased 2% to $22,854,000, or $2.07 per diluted share, compared to prior year net income of $23,290,000, or $2.13 per diluted share. The Company’s highly seasonal orientation results in operating losses in the first and fourth quarters of the fiscal year and operating profits in the second and third quarters.

The 9% decrease in sales for the nine months ended December 31, 2007 was primarily due to expected lower sales of Christmas items to warehouse clubs and lower sales of Christmas gift wrap, tissue and gift bags and educational products, partially offset by incremental sales of C.R. Gibson (less than 1% of year to date sales), which was acquired on December 3, 2007. The increase in net income is primarily related to current year savings and the absence of prior year costs associated with a restructuring plan implemented in November 2006. Under this plan, the Company combined the operations of the its Berwick Offray LLC and Cleo Inc subsidiaries, closed a production facility and exited a non-material, non-core business. Improved gross margins in certain Christmas product lines and reduced interest expense also added to the increase in earnings for the year, while reduced sales volume offset a large portion of the earnings improvement.

Sales declined 16% for the quarter ended December 31, 2007, largely as a result of the earlier timing of Christmas shipments in the second quarter compared to a year ago and lower sales of Christmas gift wrap, tissue and gift bags and educational products. The sales declines were partially offset by incremental sales of newly acquired C.R. Gibson (less than 2% of sales in the quarter). The decline in net income was due to reduced sales volume, partially offset by improved gross margins on certain Christmas product lines, lower interest expense and savings and the absence of costs in the prior year quarter associated with the restructuring plan implemented in fiscal 2007.

The Company also announced that its Cleo subsidiary has reached an agreement with the labor union representing approximately 600 production and maintenance employees at Cleo’s Memphis, TN facility concerning the provisions of a new collective bargaining agreement to replace the prior agreement, which expired on December 31, 2007. The term of the new labor agreement extends until December 31, 2010.

“Despite the sales challenges, including the previously disclosed reduction in warehouse club sales, we are encouraged with the progress we are making in several areas. The combination of Cleo and Berwick Offray has proceeded according to plan, and we are pleased that we have reached an agreement on a new labor contract with Cleo’s Memphis-based production and maintenance employees. In addition, the recent acquisition of C.R. Gibson, the restructuring announced on January 4, 2008 related to several Pennsylvania-based facilities and the previously announced systems integration plan, are important steps for the future growth of the Company,” said Christopher J. Munyan, President and CEO. “We anticipate that the restructuring plan related to closing our Elysburg, PA and Troy, PA facilities will reduce earnings per diluted share by approximately $.23 for the fourth quarter and full fiscal year. Exclusive of these restructuring costs, we continue to expect earnings to be in line with our previous guidance of $2.45 to $2.60 per diluted share this fiscal year.”

CSS is a consumer products company primarily engaged in the design and sale of seasonal and all occasion products, principally to mass market retailers. These products include gift wrap, gift bags, gift boxes, boxed greeting cards, gift tags, decorative tissue paper, decorations, classroom exchange Valentines, decorative ribbons and bows, Halloween masks, costumes, make-ups and novelties, Easter egg dyes and novelties, craft and educational products, memory books, stationery, journals and notecards, infant and wedding photo albums and scrapbooks, and other gift items that commemorate life’s celebrations.

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to expected future earnings and financial performance, future growth of the Company and expected future costs associated with the project relating to the closure of the Company’s Elysburg, Pennsylvania and Troy, Pennsylvania facilities. Forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management as to future events and financial performance with respect to the Company’s operations. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they were made. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including without limitation, general market conditions, increased competition, increased operating costs, including labor-related and energy costs and costs relating to the imposition or retrospective application of duties on imported products, currency risks and other risks associated with international markets, risks associated with the closure of the Company’s Elysburg, Pennsylvania and Troy, Pennsylvania facilities, including the risk that the cost of the project will exceed expectations and that the restructuring related savings may not meet the expected amounts, risks associated with the Company’s ERP systems standardization project, including the risk that the cost of the project will exceed expectations, the risk that the expected benefits of the project will not be realized and the risk that implementation of the project will interfere with and adversely affect the Company’s operations and financial performance, the risk that customers may become insolvent, costs of compliance with governmental regulations and government investigations, liability associated with non-compliance with governmental regulations, including regulations pertaining to the environment, Federal and state employment laws, and import and export controls and customs laws, and other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and elsewhere in the Company’s SEC filings. As a result of these factors, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

CSS’ consolidated statements of operations for the three and nine months ended December 31, 2007 and 2006 and condensed consolidated balance sheets as of December 31, 2007, March 31, 2007 and December 31, 2006 follow:

CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

SALES	$222,170	$264,065	$441,854	$485,428

COSTS AND EXPENSES
Cost of sales	160,788	197,695	320,990	360,761
Selling, general and administrative expenses	25,545	26,424	71,493	73,917
Restructuring expenses	105	1,745	(2)	1,745
Interest expense, net	810	1,446	720	2,663
Other income, net	(51)	(130)	(452)	(358)

	187,197	227,180	392,749	438,728

INCOME BEFORE INCOME TAXES	34,973	36,885	49,105	46,700

INCOME TAX EXPENSE	12,119	13,595	17,143	17,214

NET INCOME	$22,854	$23,290	$31,962	$29,486

NET INCOME PER COMMON SHARE
Basic	$2.12	$2.19	$2.95	$2.79
Diluted	$2.07	$2.13	$2.88	$2.71

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	10,759	10,641	10,833	10,565
Diluted	11,036	10,931	11,115	10,863

CASH DIVIDENDS PER SHARE OF COMMON STOCK	$.14	$.12	$.42	$.36
CSS INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)
	December 31,	March 31,	December 31,
	2007	2007	2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$26,892	$100,091	$10,303
Accounts receivable, net	163,350	37,169	223,944
Inventories	92,017	82,138	66,455
Deferred income taxes	8,498	8,645	7,718
Asset held for sale	2,564	2,564	2,796
Other current assets	13,370	13,665	13,234

Total current assets	306,691	244,272	324,450

PROPERTY, PLANT AND EQUIPMENT, NET	54,234	58,897	61,307

OTHER ASSETS
Intangible assets, net	91,215	35,280	35,304
Other	3,632	4,621	3,806

Total other assets	94,847	39,901	39,110

Total assets	$455,772	$343,070	$424,867

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$50,000	$-	$42,400
Current portion of long-term debt	10,244	10,195	10,195
Accrued customer programs	17,419	10,290	16,516
Accrued restructuring expenses	264	1,456	1,232
Other current liabilities	74,779	34,022	61,498

Total current liabilities	152,706	55,963	131,841

LONG-TERM DEBT, NET OF CURRENT PORTION	10,255	20,392	20,441

LONG-TERM OBLIGATIONS	6,158	3,221	3,300

DEFERRED INCOME TAXES	2,521	2,384	5,080

STOCKHOLDERS’ EQUITY	284,132	261,110	264,205

Total liabilities and stockholders’ equity	$455,772	$343,070	$424,867

CONTACT:
CSS Industries, Inc.
Clifford E. Pietrafitta
Chief Financial Officer
215-569-9900